                              STOCK PURCHASE AGREEMENT

                                   BY AND BETWEEN

                              RAYTHEON E-SYSTEMS, INC.

                                        AND

                     ADVANCED DIGITAL INFORMATION CORPORATION

                                    DATED AS OF

                                   JULY 21, 1998


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                               STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT ("AGREEMENT"), dated as of July 21, 1998, is by and between Raytheon E-Systems, Inc., a Delaware corporation ("SELLER"), and Advanced Digital Information Corporation, a Washington corporation ("BUYER").

          WHEREAS, EMASS, Inc., a Delaware corporation and a wholly owned subsidiary of Seller ("COMPANY"), and the Subsidiaries (as hereinafter defined) conduct the robotic tape libraries and related businesses of Seller;

          WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, 100% of the outstanding shares of common stock of the Company upon the terms and subject to the conditions set forth herein (the sale and purchase of stock of the Company being referred to herein as the "Acquisition");

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                      Article I.

                                 CERTAIN DEFINITIONS

          As used in this Agreement the following terms shall have the following respective meanings:

          "ACTION" means any actual or threatened action, suit, arbitration, inquiry, proceeding or investigation by or before any foreign or domestic court, governmental or other regulatory or administrative agency or commission.

          "ADJUSTED PURCHASE PRICE" means the aggregate consideration to be paid by Buyer pursuant hereto, after adjusting the Initial Purchase Price to give effect to any adjustments pursuant to Section 2.4.

          "ASSETS" means any and all assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, including the following:

          (a) real property interests (including leases), land, plants, buildings and improvements;

          (b) machinery, equipment, test equipment, test fixtures, vehicles, furniture and fixtures, leasehold improvements, supplies, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, together with any rights or claims arising out of


                                         -i-

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the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

          (c) inventories, including raw materials, work-in-process, finished goods, demonstration and evaluation equipment, parts, accessories;

          (d) Cash, bank accounts, notes, loans and accounts receivable (whether current or not current), interests as beneficiary under letters of credit, advances and performance and surety bonds;

          (e) certificates of deposit, banker's acceptances, shares of stock, securities, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, shares, investment contracts, voting trust certificates, puts, calls, straddles, interests in joint ventures, partnerships and other entities, options, swaps, collars, caps and other securities or hedging arrangements of any kind;

          (f) financial, accounting and operating data and records including books, records, electronic data, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

          (g)  Company Intellectual Property;

          (h)  Contracts;

          (i)  prepaid expenses, deposits and retentions held by third parties;

          (j) claims, causes of action, choses in action, rights under insurance policies, rights under express or implied warranties, rights of recovery, rights of set-off, and rights of subrogation;

          (k)  Licenses; and

          (l)  goodwill and going concern value.

          "CASH" means all cash, time deposits, certificates of deposit and short-term investments.

          "CLOSING" means the consummation of the transactions contemplated by
Section 2.1 of this Agreement.

          "CLOSING DATE" means the later of (i) the third business day after expiration or termination of all waiting periods prescribed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (ii) the date on which the conditions set forth in Articles VIII and IX shall be satisfied or duly waived, or if Seller and Buyer mutually agree on a different date, the date upon which they have mutually agreed.

          "CODE" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

          "COMPANY INTELLECTUAL PROPERTY" means all United States and foreign patents and patent applications, trademark registrations and applications therefor, registered copyrights and applications therefor owned by the Company and listed on Schedule 3.6, unregistered trademarks and copyrights, trade secrets, know how and trade names.

           "CONTRACT" means any written note, bond, mortgage, indenture, lease, contract, license, agreement, sale order, purchase order, open bid or other obligation or commitment and all rights therein.

          "COVERED LIABILITIES" means any and all debts, losses, liabilities, claims, damages, obligations, payments (including those arising out of any Action, such as any settlement or compromise thereof or judgment or award therein, and including any obligation for Taxes), costs and expenses (including attorneys' fees and expenses incurred in connection with any Action), matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including any of the foregoing arising under, out of or in connection with any Action, order or consent decree of any Governmental Authority or award of any arbitrator of any kind, or any law, rule, regulation, Contract, commitment or undertaking.

          "CURRENT PORTION -- LT DEBT" means the outstanding balance under the Grau Credit Agreements as set forth in the Estimated Balance Sheets.

          "EMASS/GRAU LOAN AGREEMENT" means that certain loan agreement contemplated by Section 5.10(b).

          "ENVIRONMENTAL LAWS" means any applicable federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction, each as in effect on or prior to the Closing Date, relating to the environment or to any Hazardous Substance.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ESTIMATED BALANCE SHEET" means the Company's Estimated Consolidated Balance Sheet (June 1998), a copy of which is attached as Exhibit B.

          "FINAL DETERMINATION" means (a) with respect to federal Income Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than federal Income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a


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

statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), or (b) the payment of Tax by Seller, Buyer or any of their affiliates, whichever is responsible for payment of such Tax liability under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, PROVIDED that such responsible party determines that no action should be taken to recoup such payment and the indemnifying party, if any, agrees.

          "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, or instrumentality of the United States, or foreign jurisdiction any State of the United States or political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

          "GRAU" means EMASS Grau Storage Systems Beteiligungs GmbH, a German Corporation.

          "GRAU CREDIT AGREEMENTS" means, collectively (a) that certain Credit Agreement in the principal amount of DM20,000,000 dated 20 June 1995 between Grau and Commerzbank Aktiengesellschaft Filiale Schwabisch Gmnend Branch, and
(b) that certain Credit Agreement dated November 9, 1995 in the principal amount of DM20,000,000 between Grau and Deutsche Bank Aktiengesellschaft.

          "GRAU SHARES" means the shares of capital stock of Grau.

          "HAZARDOUS SUBSTANCE" means any substance, pollutant, contaminant, chemical, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, that is listed, identified in, or regulated as hazardous under any applicable federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction.

          "INITIAL PURCHASE PRICE" means $24,336,000, representing the aggregate consideration to be paid by Buyer pursuant hereto, before giving effect to any adjustments pursuant to Section 2.4.

          "INTELLECTUAL PROPERTY" means all United States and foreign patents and patent applications, trademark registrations and applications therefor, registered copyrights and applications therefor unregistered trademarks and copyrights, trade secrets, know how and trade names.

           "LICENSE" means all licenses, permits, franchises and other authorizations of any federal, state, local or foreign Governmental Authority.

           "LIEN" means any adverse claim, restriction on voting or transfer or pledge, lien, mortgage, hypothecation, collateral assignment, charge, encumbrance, easement, covenant, restriction, title defect, encroachment or security interest of any kind.


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

          "PERMITTED LIENS" means any Liens (i) for Taxes attributable to any taxable period beginning on or prior to the Closing Date and not yet due or payable or being contested in good faith, (ii) that are not material and constitute mechanics', carriers', workers' or like liens incurred in the ordinary course of business, or (iii) that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Business Condition (as defined in Section 3.1(a)) of the Robotic Tape Business.

          "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          "ROBOTIC TAPE BUSINESS" means the businesses heretofore or currently engaged in by the Company and the Subsidiaries taken as a whole, including the assets, liabilities, and operations thereof.

          "SHARES" means the shares of common stock, par value $200,000 per share, of the Company.

          "SUBSIDIARY" means each subsidiary and partnership listed on Exhibit A hereto, which includes all direct or indirect subsidiaries of the Company and all partnerships or other legal entities engaged exclusively in the Robotic Tape Business in which the Company holds a direct or indirect equity or other ownership interest.

          "THIRD-PARTY CLAIM" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than any party hereto or their respective affiliates which gives rise to a right of indemnification hereunder.

                                  Article II.

                            SALE OF STOCK; CLOSING

          Section 2.1. PURCHASE AND SALE. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing Seller will sell and Buyer will purchase 90 Shares owned by Seller, which constitute, and will constitute as of the Closing, 100% of the issued and outstanding Shares.

          Section 2.2.  CLOSING DOCUMENTS.  At the Closing,

          (a) Seller will deliver certificates for the Shares, with appropriate stock powers attached, properly signed, and shall execute and deliver to Buyer such instruments of transfer, duly prepared and executed in accordance with relevant law, as may be necessary to effect the transfer of the Shares to Buyer or such Person as Buyer may designate to hold such Shares.

          (b) Buyer shall pay by wire transfer the Adjusted Purchase Price in immediately available funds to the account specified by Seller;


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

          (c) Seller and Buyer shall deliver the certificates and other contracts, documents and instruments required to be delivered under Articles VIII and IX.

          Section 2.3. TIME AND PLACE OF CLOSING. The Closing shall take place on the Closing Date at 10:00 A.M., Garland, Texas time, at the offices of Seller, 501 S. Jupiter, Garland, Texas, or such other place or time as the parties may agree.

          Section 2.4  DETERMINATION OF ADJUSTED PURCHASE PRICE.

          (a) The Buyer and Seller agree that the purchase price of the Shares shall be $24,336,000 (the "INITIAL PURCHASE PRICE"), subject to adjustment as set forth below.

     The Initial Purchase Price shall be

          (i) increased dollar for dollar to the extent that the "Current Portion - LT Debt" on the Closing Date prior to the execution of the EMASS/Grau Loan Agreement exceeds the amount of the Current Portion
          - LT Debt on the Estimated Balance Sheet; or

          (ii) increased dollar for dollar to the extent that the absolute value of the "Advance From Corporate" on the Closing Date is less than the absolute value of such amount (assuming the "Advance from Corporate" on the Closing Date is a negative number) on the Estimated Balance Sheet; or

          (iii) decreased dollar for dollar to the extent that the "Current Portion-LT Debt" on the Closing Date prior to the execution of the EMASS/Grau Loan Agreement less than the amount of the Current Portion
          - LT Debt on the Estimated Balance Sheet; or

          (iv) decreased dollar for dollar to the extent that the absolute value of the "Advance From Corporate" on the Closing Date exceeds the absolute value of such amount (assuming the "Advance from Corporate" on the Closing Date is a negative number) on the Estimated Balance Sheet.

The Initial Purchase Price, after taking into account the foregoing adjustments, if any, shall be the "Adjusted Purchase Price".

          (b) Buyer may only dispute those items relating to changes between the date hereof and the Closing with respect to "Advance From Corporate" or "Current Portion - LT Debt"on the Estimated Balance Sheet. Unless Buyer delivers written notice to Seller prior to Closing specifying in detail all disputed items and the basis therefor, Buyer shall be deemed to have accepted and agreed to the Adjusted Purchase Price. If Buyer so notifies Seller of its objection to the Adjusted Purchase Price, Buyer and Seller shall, within thirty
(30) days following such notice (the "RESOLUTION PERIOD"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive

                                     Article III.

                       REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     Section 3.1.  INCORPORATION; AUTHORIZATION.

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and the Subsidiaries is duly organized and validly existing and in good standing, under the laws of the jurisdiction of its organization and is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets or financial condition (collectively, the "BUSINESS CONDITION") of the Robotic Tape Business.

          (b) Seller has all requisite corporate power and authority to own the Shares, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of the Company and, the Subsidiaries has all requisite corporate or partnership power and authority to own its properties and assets and to carry on its business as it is now being conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Seller. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of Seller's or the Company's certificate of incorporation or bylaws, (ii) violate any provision of any Subsidiary's' charter or bylaws or similar organizational instrument, (iii) to Seller's knowledge, except as disclosed in Schedule 3.1(b), violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any of the Shares or any of the Company's or any of the Subsidiaries'' assets or properties, pursuant to, any mortgage, Lien, lease, contract, agreement, instrument, order, arbitration award, judgment or decree to which Seller, the Company or any of the Subsidiaries is a party or by which any of them is bound (iv) except as listed on Schedule 3.1(b), violate or conflict with any other material restriction of any kind or character to which Seller, the Company or any of the Subsidiaries is subject, or (v) except as disclosed in Schedule 3.1(b), constitute a violation (whether after the giving of notice or lapse of time or both) of any provision of any law, judgment, decree, order, regulation or rule of any court, applicable to the Company or any of the Subsidiaries that, in the case of any of clauses
(iii), (iv) and (v) would, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its obligations under this Agreement, or (z) prevent or materially delay the Acquisition. This Agreement has been duly executed and delivered by Seller, and, assuming the due execution hereof by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.


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

          (c) Upon consummation of the Acquisition, at the Closing, as contemplated by this Agreement, Seller will deliver to Buyer good title to the Shares.

          Section 3.2. CAPITALIZATION; STRUCTURE. The authorized capital stock of the Company consists of 100 Shares, 90 of which are validly issued, outstanding, fully paid and nonassessable and owned by Seller. All of the outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by the Company and/or one or more of the Subsidiaries free and clear of all Liens, including preemptive rights. There are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any shares of capital stock of any class of, or other equity interests in, the Company or any of the Subsidiaries which have been issued, granted or entered into by Seller, the Company, or any of the Subsidiaries.

          Section 3.3. FINANCIAL STATEMENTS. Attached hereto as Schedule 3.3 are true and complete copies of the following: (i) the combined balance sheets of the Company and the Subsidiaries , as of December 31, 1994 and 1995 and the related combined statements of income, operations and cash flows and (ii) the unaudited combined balance sheet of the Company and the Subsidiaries as of December 31, 1996 and December 31, 1997 and the related combined statements of income and operations (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements include the accounts of the Company and all of the Subsidiaries. As of the respective dates thereof, the Financial Statements have been presented in each case in accordance with internal accounting policies consistently applied during the periods involved.

          Section 3.4. UNDISCLOSED LIABILITIES. Except as disclosed herein, in Schedules 3.3 and 3.4 or in the other schedules hereto, and except as reflected, reserved against or otherwise disclosed in the Estimated Balance Sheet, neither the Company nor any Subsidiary had, at June 25, 1998, any liabilities or obligations that would be required to be reflected on a balance sheet (including the notes thereto) prepared in accordance with the Company's internal accounting policies and would reasonably be expected to individually or in the aggregate (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or (z) prevent or materially delay the consummation of the Acquisition.

          Section 3.5. ASSETS.

          (a) With the exception of properties disposed of since the date of the Estimated Balance Sheet, the Company or one of the Subsidiaries has good title to, or holds by valid and existing lease or license, free and clear of all Liens, all real and personal property capitalized on or included in the Estimated Balance Sheet and to all real and personal property acquired by the Company or any of the Subsidiaries since the date of the Estimated Balance Sheet that would, had it been acquired prior to such date, be capitalized on or included in the Estimated Balance Sheet, except in any of the foregoing cases for Permitted Liens and such other Liens as are reflected or reserved against in the Estimated Balance Sheet.


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          (b) The Assets of the Company and the Subsidiaries will, at the
Closing Date, include all right, title and interest in and to all Assets that are used primarily in or that are being held primarily for use in the operation of the Robotic Tapes Business as heretofore conducted.

          Section 3.6. INTELLECTUAL PROPERTY. Schedule 3.6 lists, as of the date hereof, patents, trademarks and copyrights that are owned by the Company or any of the Subsidiaries and are material to the Robotic Tape Business of the Company. One or more of the Company or the Subsidiaries is the owner or joint owner of all right, title and interest in and to all Company Intellectual Property, free and clear of all Liens and has the right to use, in the manner used in the operation of the Robotic Tape Business as heretofore conducted, the Company Intellectual Property without payment to a third party. The Company has a joint ownership interest with Ampex Corporation in those patents on Schedule
3.6 where Ampex Corporation is a listed inventor. The Company Intellectual Property includes all material Intellectual Property that is used primarily in or that is held primarily for use in the operation of the Robotic Tape Business. To Seller's knowledge, as of the date hereof, there are no existing OR threatened claims of any third party based on the use by, or challenging the ownership of, the Company or any Subsidiary of any of the Company Intellectual Property that would, individually or in the aggregate, reasonably be expected to
(x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under the Agreement, or (z) prevent or materially delay the consummation of the Acquisition. Neither the Company nor any Subsidiary has made any claim in writing of a violation, infringement, misuse or misappropriation by others of rights of the Company or the Subsidiaries to or in connection with any material Company Intellectual Property.

          Section 3.7.  ABSENCE OF CERTAIN CHANGES.  Except as disclosed in
Schedule 3.7, since June 25, 1998,

          (a) there has been no material adverse change in the Business Condition of the Robotic Tape Business except for any change resulting solely from general economic, financial or market conditions and for any change resulting solely from conditions or circumstances generally affecting the businesses in which the Company and the Subsidiaries operate,

          (b) there has been no physical damage, destruction or loss, after taking into account any insurance recoveries payable in respect thereof, and

          (c) the Company or any of the Subsidiaries has not entered into or agreed to enter into any transaction, agreement or commitment or suffered the occurrence of any event or events that would reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under the Agreement, or (z) prevent or materially delay the consummation of the Acquisition.

          Section 3.8. LITIGATION; ORDERS. Except as disclosed in Schedule 3.8, there are no Actions pending or, to Seller's knowledge, threatened against the Company or, to the Seller's knowledge, any of the Subsidiaries that would, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or (z) prevent or materially delay the consummation of the Acquisition. Except as disclosed in Schedule 3.8, as of the date hereof, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against the Company or any of the Subsidiaries or any of their respective properties or businesses that would, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or (z) prevent or materially delay the consummation of the transactions contemplated hereby. Except as disclosed in Schedule 3.8, to Seller's knowledge, there are no events or conditions which would reasonably be expected to result in an Action against the Company or any of the Subsidiaries that would, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to the ability of Seller to perform its material obligations under this Agreement, or (z) prevent or materially delay the consummation of the transactions contemplated hereby.

          Section 3.9. LICENSES, APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC.

               To Seller's knowledge:

          (a) One of the Company or the Subsidiaries has all Licenses relating to the Robotic Tape Business that are required in order to permit it to carry on its business as it is presently conducted, except where the failure to have such Licenses would not, individually or in the aggregate, reasonably be expected to
(x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or (z) prevent or materially delay the consummation of the Acquisition, and to the best of Seller's knowledge, all such Licenses are in full force and effect, and the Company or the Subsidiaries , as the case may be, is in compliance with the terms of such Licenses, except where the failure of such Licenses to be in full force and effect, or of the Company or the Subsidiaries , as the case may be, to be in compliance with such Licenses would not, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or (z) prevent or materially delay the consummation of the Acquisition. No proceeding is pending, or, to Seller's knowledge, threatened, seeking the revocation or limitation of any such License that would, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or (z) prevent or materially delay the consummation of the Acquisition.

           (b) Schedule 3.9(b) contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by any of Seller, the Company or any of the Subsidiaries, with, to or from any

Persons or Governmental Authorities or private agencies in connection with the consummation of the Acquisition, except for those (i) that become applicable solely as a result of the specific regulatory status of Buyer or its affiliates, or (ii) the failure to make, file, give or obtain which would not, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or (z) prevent or materially delay the consummation of the Acquisition.

          Section 3.10. LABOR MATTERS. Other than the German Workers' Council at Grau in Germany, there are no agreements with labor unions or associations representing employees of the Company or any of the Subsidiaries. No material work stoppage against the Company or any of the Subsidiaries is pending or, to Seller's knowledge, threatened. None of the Company or any of the Subsidiaries is involved in or, to Seller's knowledge, threatened with, any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company or any of the Subsidiaries (excluding routine workers' compensation claims) that would, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business , (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or
(z) prevent or materially delay the consummation of the Acquisition.

          Section 3.11. COMPLIANCE WITH LAWS. To the Seller's knowledge, except as may be indicated in the Schedules hereto, the conduct of the business of each of the Company and the Subsidiaries substantially complies with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, except for violations or failures so to comply, if any, that would not reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or
(z) prevent or materially delay the consummation of the Acquisition.  This
Section 3.11 does not relate to Employee Benefits matters (for which Section 6.1 is applicable), Tax Matters (for which Section 7.1 is applicable) or Environmental Matters (for which Section 3.16 is applicable).

          Section 3.12. INSURANCE. Each of the Company and the Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Seller or one or more wholly owned subsidiaries of Seller and/or the Company or a Subsidiary or is covered by self-insurance programs through Seller that, in the reasonable judgment of Seller, are customary for companies of similar size in the industry and locale in which it operates. All such policies are in full force and effect, all premiums due thereon have been paid and Seller, the Company, and the Subsidiaries have complied with the provisions of such policies, except for failures to be in full force and effect, to pay premiums and to comply which, individually or in the aggregate, would not reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or (z) prevent or materially delay the consummation of the Acquisition.

          Section 3.13. CONTRACTS. To Seller's knowledge, Schedule 3.13 contains a complete and accurate list of all material contracts with a value in excess of $ 400,000 which the Company is a party or by which the Company
is bound, (the "Material Contracts").   Except as set forth on Schedule 3.13
or 6.1(a), none of the Company or any of the Subsidiaries is a party to any employment or consulting agreement requiring payments of base compensation in excess of $ 200,000 per year. Except as set forth on Schedule 3.13, the Company is not party to any material contract that (a) is a distributor or manufacturer's representative contract which is not terminable on six months' (or less) notice, (b) is a joint venture or similar contract or agreement,
(c) is a contract that is material to the Robotic Tape Business which is terminable by the other party thereto upon a change of control of the Company, (d) is a note, mortgage, indenture, other obligation, agreement or other instrument for or relating to any lending or borrowing (including assumed debt) of $1,000,000 or more relating to any properties or assets of the Robotic Tape Business, or (e) is any other type of contract, agreement or arrangement, entered into other than in the ordinary course of business, involving an estimated total future payment or payments in excess of $400,000. With respect to the Material Contracts, except as set forth on
Schedule 3.13(c), to the Seller's knowledge, all of the Material Contracts are valid, binding and enforceable in accordance with their term against each party thereto and are in full force and effect, neither to Seller's knowledge, any other party to any Material Contract, is in material breach thereof or material default thereunder, and there does not exist under any provision thereof, as of the date hereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, and, to the Seller's knowledge, the Company has not received notice, that any party to any Material Contract intends to terminate such Material Contract except for such breaches, defaults and events as to which requisite waivers or consents have been or are obtained or which would not, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or (z) prevent or materially delay the consummation of the Acquisition. Other than employment agreements disclosed on Schedule 3.13, no representation or warranty is made with respect to any contract to which any Subsidiary is a party.

          Section 3.14. BROKERS, FINDERS, ETC. Neither Seller or its wholly owned subsidiaries nor the Company or any Subsidiary has employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this.

          Section 3.15. TRANSACTIONS WITH AFFILIATES. Except as set forth in the notes to the Financial Statements and the subcontracts with Seller or those Internal Work Agreements with Seller that are to be converted to purchase orders as contemplated by this Agreement, none of the Company or any of the Subsidiaries (a) has any outstanding contract, agreement or other arrangement with Seller or any of its affiliates which will continue in effect subsequent to the Closing or (b) other than the movement of monetary assets pursuant to Seller's cash management system, has engaged in any transaction outside the ordinary course of business consistent with past practice, except as contemplated by Section 5.7 and Section 5.9, with Seller or its affiliates (other than the Company and the Subsidiaries) since March 30, 1998 which was (x) material to the Robotic Tape Business taken as a whole or (y) undertaken in contemplation of any of the transactions contemplated by this Agreement.

          Section 3.16.  ENVIRONMENTAL MATTERS.  To the Seller's knowledge,

          (a) The Robotic Tape Business and any property now owned, leased or operated by Seller are in compliance with all applicable Environmental Laws except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or
(z) prevent or materially delay the consummation of the Acquisition.

          (b) The Robotic Tape Business has or has applied for all Licenses required under Environmental Laws for the operation of the Robotic Tape Business as presently conducted (the "ENVIRONMENTAL PERMITS") and there are no violations, and no pending, or, to the knowledge of Seller, threatened, investigations or proceedings with respect to such Environmental Permits except where the failure to have such Environmental Permits or where the violation, investigation or proceeding relating thereto would not, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or
(z) prevent or materially delay the consummation of the Acquisition.

          (c) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, is pending, or, to the knowledge of Seller, threatened by any Person against, any part of the Robotic Tape Business nor has any material penalty been assessed against any of the Robotic Tape Business with respect to (1) any alleged violation of any Environmental Law or liability thereunder or (2) Seller's potential responsibility for the Release of Hazardous Substance at any site, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or where resolution would not, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business,
(y) materially impair the ability of Seller to perform its material obligations under this Agreement, or (z) prevent or materially delay the consummation of the Acquisition.

          (d) Except as set forth on Schedule 3.16, (1) no Release of Hazardous Substance has occurred from, upon, below, into or on at any property now or previously owned, leased or operated by any part of the Robotic Tape Business,
(2) no Hazardous Substance has been discharged, generated, treated, manufactured, handled, stored, transported, emitted, released or is present at any property now or previously owned, leased or operated by any part of the Robotic Tape Business in violation of any Environmental Law and (3) Seller has not generated, transported, treated, stored, disposed of, or arranged for the disposal of any Hazardous Substance which has resulted in or contributed to a violation of any Environmental Laws or a Release of Hazardous Substance at any site, which circumstance, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or (z) prevent or materially delay the consummation of the Acquisition.

          Except as set forth in Schedule 3.16, there has been no environmental investigation conducted of which Seller has knowledge in relation to the Robotic Tape Business or any property or facility now or previously owned or leased with respect to the Robotic Tape Business with respect to any matter which has had or would, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or
(z) prevent or materially delay the consummation of the Acquisition.

          Section 3.17. YEAR 2000. The Company has adopted and implemented a commercially reasonable plan to investigate and correct any "year 2000 problems" associated with (i) the operation of the Company's business; and (ii) the products manufactured and distributed by the Company. The Seller, however, does not represent and warrant that this plan will find and correct all "year 2000 problems" which may arise in connection with the operation of the Company's business or the products manufactured by the Company.

          Section 3.18. SECURITY CLEARANCES. Except as set forth in Schedule 3.18, (a) since January 1, 1998, the US Department of Defense has not terminated or refused to renew any security clearance of an employee of the Company and (b) all employees have the appropriate level of security clearance for the tasks they are asked to perform for the Company.

          Section 3.19 NO IMPLIED REPRESENTATION. Notwithstanding anything contained in this Article III or any other provision of this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability, or suitability as to any of the properties or assets of the Robotic Tape Business and it is understood that, except for the representations and warranties explicitly given in this Agreement, Buyer takes the Robotic Tape Business as is and where is. It is understood that any cost estimates, projections or other predictions contained or referred to in the Schedules or in the offering materials that have been provided to Buyer are not and shall not be deemed to be representations or warranties of Seller.

          Section 3.20  PROPRIETARY INFORMATION AGREEMENTS. Set forth on
Schedule 3.20 is the form Confidentiality Intellectual Property and Non-Competition "Confidentiality Agreement" used by the Company. To Seller's knowledge, the failure of any employee of the Company to execute any such Confidentiality Agreement would not, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or (z) prevent or materially delay the consummation of the Acquisition. To Seller's knowledge, none of its employees is in violation of such confidentiality agreements.

          Section 3.21. INTERPRETATION OF SCHEDULES. (a) Any matter set forth in any Schedule shall be deemed to be referred to on all other Schedules to which such matter logically relates and where such reference would be appropriate and can reasonably be inferred from the matters disclosed on the first Schedule as if set forth on such other Schedules.

          (b) The inclusion of any item on any Schedule to this Agreement shall not be construed as an indication that such item is material in any respect to the party with respect to which such Schedule relates.

          Section 3.22 CONSTRUCTION OF CERTAIN PROVISIONS. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules or Exhibits is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule or Exhibit is or is not material for purposes of this Agreement.

                                     Article IV.

                       REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as follows:

          Section 4.1. INCORPORATION; AUTHORIZATION; ETC. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Washington. Buyer has full corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Buyer's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings or actions on the part of Buyer, its Board of Directors or stockholders are necessary therefor. The execution, delivery and performance of this Agreement will not (i) violate any provision of the charter or bylaws or similar organizational instrument of Buyer or any of its affiliates, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of Buyer's or any of its affiliates' assets or properties pursuant to, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Buyer or any of its affiliates is a party or by which Buyer or any of its affiliates is bound, or (iii) violate or conflict with any other material restriction of any kind or character to which Buyer or any of its affiliates is subject, that, in the case of clauses (ii) and (iii), would, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business of Buyer and its subsidiaries, taken as a whole, (y) materially impair Buyer's ability to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of the Acquisition. This Agreement has been duly executed and delivered by

Buyer, and, assuming the due execution hereof by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          Section 4.2. BROKERS, FINDERS, ETC Buyer has not employed, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement.

          Section 4.3. LICENSES, APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC Other than the HSR Act, no filing with, notice to or authorization, consent or approval of, any Governmental Authority is required to be made, filed, given or obtained by Buyer or any of its affiliates, in connection with the consummation of the Acquisition except for (i) those that become applicable solely as a result of the specific regulatory status of Seller, the Company and the Subsidiaries or (ii) the failure to make, file, give or obtain which would not, individually or in the aggregate, reasonably be expected either to (x) have a material adverse effect on the Business Condition of Buyer and its subsidiaries, taken as a whole, (y) materially impair Buyer's ability to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of the Acquisition.

          Section 4.4. ACQUISITION OF SHARES FOR INVESTMENT. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Buyer confirms that Seller has made available to Buyer the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Robotic Tape Business. Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), except pursuant to an exemption from registration under the Securities Act, and without compliance with foreign securities laws, in each case, to the extent applicable.

          Section 4.5. FINANCIAL CAPABILITY. Buyer has immediately available cash or financing available in the amount of the Adjusted Purchase Price and Buyer will have available as of the Closing Date from its immediately available cash funds sufficient to pay the Purchase Price. As of the Closing Date, Buyer will have common shareholders' equity, computed in accordance with GAAP, of not less than $ 50,000,000.

                                      Article V.

                            COVENANTS OF SELLER AND BUYER

          Section 5.1. INVESTIGATION OF BUSINESS; ACCESS TO PROPERTIES, RECORDS AND EMPLOYEES.

          (a) After the date hereof, Seller shall cause the Company and the Subsidiaries to afford to representatives of Buyer reasonable access to their respective offices, plants, properties, books and records during normal business hours, in order that Buyer may have full opportunity to make such investigations as it desires of the affairs of the Company and the Subsidiaries; PROVIDED, HOWEVER, that such investigation shall not unreasonably disrupt the personnel and operations of any of Seller, the Company or any of the Subsidiaries. If, in the course of any investigation pursuant to this Section 5.1, Buyer discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon Closing would constitute such a breach, Buyer covenants that it will promptly so inform Seller.

          (b) Any information provided to Buyer or its representatives pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of the Confidentiality Agreement dated June 11, 1998 by and between Seller and Buyer, which is hereby incorporated in this Agreement as though fully set forth herein.

          (c) Buyer agrees to (i) hold all of the books and records of the Company and the Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of five (5) years from the Closing Date or such longer time as may be required by law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller and (ii) following the Closing Date to afford Seller, its accountants and counsel, during normal business hours, upon reasonable request, full access to such books, records and other data and to the employees of the Company and any of the Subsidiaries to the extent that such access may be requested for any legitimate purpose at no cost to Seller (other than for reasonable out-of-pocket expenses); PROVIDED, HOWEVER, that nothing herein shall limit any of Seller's rights of discovery. Buyer shall have the same rights, and Seller the same obligations, as are set forth above in this Section 5.1(c) with respect to any material non-privileged records of Seller pertaining to the Company and any of the Subsidiaries that are retained by Seller, with the exception of Returns relating to Taxes that, pursuant to Article VII, are not the responsibility of Buyer.

          Section 5.2.  BEST EFFORTS; OBTAINING CONSENTS.

          (a) Subject to the terms and conditions herein provided, Seller and Buyer each agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the Acquisition, (iv) to effect all necessary registrations and filings including filings under the HSR Act and submissions of information requested by Governmental Authorities, and (v) to fulfill all conditions to this Agreement (it being understood that such efforts shall not include any requirement of Seller or any to expend material sums of money or grant any material financial or other accommodation). Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Acquisition, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be (it being understood that such efforts shall not include any requirement of Seller to expend material sums of money or grant any material financial or other accommodation).

          (b) Subject to Section 5.2(c), Buyer agrees to use its best efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") or the Federal Trade Commission (the "FTC"), the German Cartel Authority ("Cartel Authority") or the EU Competition Commission ("EU Commission") may assert with respect to the Acquisition under any antitrust law prior to the expiration of any applicable waiting period under the HSR Act or applicable governmental law or regulation, as the case may be.

          (c) Without limiting the generality of Section 5.2(b), Buyer and Seller agree as follows:

          (i) in the event a suit is threatened or instituted by any Person or Governmental Authority challenging the Acquisition as violative of any federal or state antitrust law, Buyer shall use its best efforts to resist or resolve such suit; in the event any injunction, temporary restraining order or other order is issued in any such suit which has the effect of preventing the consummation of the Acquisition, Buyer will advise the court hearing such suit of Buyer's willingness to effect the sales, transfers, divestitures or other dispositions of businesses, properties, product lines or assets that are described in this Section 5.2(c).

          (ii) Buyer shall take all reasonable actions and enter into all reasonable agreements and generally act in a reasonable manner as may be necessary to obtain timely governmental or regulatory action or nonaction, waiver, consent, extension or approval to the consummation of the Acquisition; in this regard, Buyer shall, if, and only if, it deems it reasonable offer and agree to the sale, transfer, divestiture or other disposition (and to such other action in connection therewith as may be reasonably required) of any or all businesses, properties, product lines or assets of Buyer or any of its affiliates, or of any of the Company, or the Subsidiaries, that are required to be divested (on such terms and conditions as may be reasonably required and to such purchaser as is approved),

               (A) by the Antitrust Division or the FTC in order to resolve such objections as either such agency may have to the Acquisition under any antitrust law, or

               (B) by any federal or state court in any suit threatened or brought by a private party or Governmental Authority challenging the Acquisition as violative of any antitrust law, or in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Acquisition or otherwise to resolve and settle any such suit (it being understood and agreed that in any such suit Buyer and Seller shall at the outset thereof, and at all times thereafter, continue to offer and urge the entry of an order permitting the Acquisition to be consummated).

          (d) The entry by a court, in any suit brought by a private party or Governmental Authority challenging the Acquisition as violative of any antitrust law, of an order or decree permitting the Acquisition but requiring that any of the businesses, properties, product lines or assets of Buyer or any of its affiliates, or any of the Company or the Subsidiaries be held separate thereafter, shall be, if such requirement is deemed unreasonable by Buyer, deemed to be a ground for termination under Section 8.2 or 8.3 of the Agreement.

          (e) In connection with any sale, transfer, divestiture or other disposition to be made by either Buyer or the Company or the Subsidiaries in accordance with this Section 5.2, Buyer and Seller shall provide each other full access in the manner and of the nature contemplated by Section 5.1 of this Agreement in order to enable each of such parties to effect such sales, transfers, divestitures or other dispositions.

          (f) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Section 5.2, the proper officers and/or directors of Buyer or any of its affiliates, or any of the Company and the Subsidiaries, shall take all such necessary action.

          (g) Either party hereto shall promptly inform the other of any material communication from the Antitrust Division, the FTC or any other Governmental Authority regarding any of the transactions contemplated hereby.
If either party or any affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Buyer will advise Seller promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with the Antitrust Division, the FTC or any other Governmental Authority in connection with the transactions contemplated hereby.

          Section 5.3. FURTHER ASSURANCES. Seller and Buyer agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably required or desirable to carry out the purposes and intents of this Agreement, including (i) allocating rights and obligations under contracts, agreements and other arrangements, if any, of Seller, on the one hand, and of the Company or the Subsidiaries, on the other hand, that relate to both the Robotic Tape Business and the other businesses of Seller and (ii) determining whether to enter into any service or other sharing agreements on a mutually acceptable arm's-length basis that may be necessary to assure a smooth and orderly transition. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

          Section 5.4. CONDUCT OF BUSINESS. From the date hereof through the Closing, except as disclosed on Schedule 5.4 or otherwise provided for in, or contemplated by, this Agreement, and, except as consented to or approved by Buyer in writing, Seller covenants and agrees that:

          (a) each of the Company and the Subsidiaries shall operate its business in the ordinary and usual course in all material respects in accordance with past practices;

          (b) none of the Company or any of the Subsidiaries shall issue, sell or agree to issue or sell (i) any shares of its capital stock or other equity interests, or (ii) any securities convertible into or evidencing the right to purchase, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or other equity interests;

          (c) except in the ordinary course of business or as required by law or contractual obligations or other understandings or arrangements existing on the date hereof, none of the Company or any of the Subsidiaries shall (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any such director, officer or employee, whether past or present; (iii) enter into any new employment, severance, consulting or other compensation agreement with any existing director, officer or employee; or (iv) commit itself to any additional pension, profit sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or amend or commit itself to amend any of such plans, funds or similar arrangements in existence on the date hereof; PROVIDED, HOWEVER, that bonuses or other incentives in connection with this sale (other than severance payments) as set forth on Schedule 5.4(c) may be paid by the Company on or prior to the Closing;

          (d) except as otherwise provided for in or contemplated by this Agreement, none of the Company or any of the Subsidiaries shall (i) declare, except in the ordinary course of business consistent with past practice, any dividend or make any distribution with respect to its stock, (ii) assume, incur or guarantee, except in the ordinary course of business consistent with past practice, any obligation for borrowed money, (iii) cancel or compromise, except in the ordinary course of business consistent with past practice, any debts owed to it, (iv) waive or release any rights of material value, or (v) close any plants or any other material facilities; provided, however, that the transfer of Company operations from Garland, Texas to Englewood, Colorado and the transfer of the Grau Sales and Marketing headquarters from Boehmenkirch, Germany to Frankfurt, Germany, shall expressly be permitted;

          (e) except in the ordinary course of business or as otherwise provided for in or contemplated by this Agreement, none of the Company or any of the Subsidiaries shall (i) sell, transfer, distribute as a dividend in kind or otherwise dispose of any of its material assets (other than inventory in the ordinary course of business consistent with past practice, (ii) create or permit to exist any new material security interest, lien or encumbrance on its properties or assets, (iii) enter into any joint venture, partnership or other similar arrangement or form any other new material arrangement for the conduct of its business, or (iv) purchase any assets or securities of any Person;

          (f) Seller or one of its wholly owned subsidiaries (with respect to matters relating to the Company or any of the Subsidiaries), and the Company and each of the Subsidiaries shall (i) process insurance claims, pay insurance premiums and otherwise administer the risk management system and (ii) process receipts, process and pay bills, in each case in the ordinary course of business consistent with past practice except as otherwise provided for in or contemplated by this Agreement; and

          (g) none of the Company or any of the Subsidiaries shall enter into any agreement to take any action prohibited by this Section 5.4.

          Section 5.5 PRESERVATION OF BUSINESS. From the date hereof to the Closing Date, subject to the terms and conditions of this Agreement, Seller shall, and shall cause the Company and the Subsidiaries, to use reasonable efforts, to the extent consistent with past practices, to preserve the businesses of the Company and the Subsidiaries intact, to keep available to the Company and the Subsidiaries and Buyer the services of the employees of the Company (other than those employees terminating employment with Company in conjunction with or as a result of the transfer of the Company's operations to Colorado and Frankfurt, Germany) and the Subsidiaries to preserve the good will of customers and others having business relations with the Company or any of the Subsidiaries and to maintain consistent with past practice and good business judgment insurance in full force and effect with responsible companies, comparable in amount to that in effect on the date of this Agreement, subject to the availability thereof at costs not materially greater than at present.

          Section 5.6 CONFIDENTIALITY The parties acknowledge and agree that this Agreement and the transactions contemplated herein are confidential. Accordingly, prior to Closing, neither party shall, without the prior written or oral consent of the other party, disclose to third parties (other than their respective directors, officers, employees, representatives, financiers and advisors) this Agreement, the contents hereof, negotiations with respect thereto or the transactions contemplated hereby. Furthermore, Seller shall not, prior to or following Closing, without the prior written consent of Buyer, disclose to third parties any confidential information of Buyer acquired in connection with the negotiation and consummation of the transaction contemplated herein except as required by operation of law.

          Section 5.7  INTERCOMPANY ACCOUNTS; GUARANTIES.

          (a) Other than the EMASS/Grau Loan, which shall expressly be permitted, effective as of the Closing, all intercompany receivables or payables and loans then existing between Seller, on the one hand, and the Company or any of the Subsidiaries, on the other hand, shall be settled by way of capital contribution (with respect to intercompany payables or loans due to Seller or any Non-Robotic Tape affiliate) or by way of adjustment to the Initial Purchase Price as set forth in Section 2.4.

          (b) Buyer shall cause itself or one or more of its affiliates to be substituted in all respects for Seller, effective as of the Closing, in respect of all obligations of Seller under each of the guaranties, letters of credit, letters of comfort and surety bonds obtained by Seller or any of Seller's subsidiaries or affiliates for the benefit of the Company or any of the Subsidiaries, which guaranties, letters of credit, letters of comfort, and surety bonds are set forth in Schedule 5.7 (the "GUARANTIES"). If Buyer is unable to effect such a substitution with respect to any Guaranty after using its best efforts to do so, then, (i) if the aggregate obligation underlying such Guaranties is less than $5,000,000, then Buyer shall execute a guarantee in favor of Seller or any Subsidiary, as the case may be, which guaranty shall be secured by the assets of the Company or the Subsidiaries, as the case may be, satisfactory to Seller, and (ii) if the aggregate obligation underlying such Guaranties exceeds $5,000,000, Buyer shall obtain letters of credit, on terms and from financial institutions satisfactory to Seller, with respect to the obligations covered by each of the Guaranties for which Buyer does not effect such substitution.

          (c) As a result of the substitution contemplated by the first sentence of Section 5.7(b) and/or the letter or letters of credit contemplated by the second sentence thereof, Seller shall from and after the Closing cease to have any obligation whatsoever arising from or in connection with the Guaranties except for obligations, if any, for which will be fully indemnified pursuant to a letter of credit obtained by Buyer.

          Section 5.8. PERFORMANCE OF COMPANY OBLIGATIONS. Buyer agrees from and after the Closing Date to cause the Company and the Subsidiaries to perform and fulfill all of their respective obligations and commitments whether existing as of the Closing Date or arising or incurred thereafter.

          Section 5.9.  INSURANCE.

          (a) From and after the Closing, Seller shall use commercially reasonable efforts (which shall not require acceptance of adverse changes in its existing insurance policies or other unreasonably adverse effects on Seller), subject to the terms of the Seller's Insurance Policies (as hereinafter defined), to retain the right to make claims and receive recoveries, subject to subsection 5.9(e), for the benefit of the Company and the Subsidiaries as well as for the benefit of Seller and its affiliates, under any insurance policies (except for "claims-made" policies which provide for coverage only if that policy is in effect and/or the Company is a subsidiary of Seller at the time a claim is made to the related insurer) maintained at any time prior to the Closing by Seller and its predecessors and its affiliates and their predecessors (collectively, the "SELLER'S INSURANCE POLICIES"), covering any loss, liability, claim, damage or expense relating to the assets, business, operations, conduct, products and employees (including former employees) of the Company, the Subsidiaries, and each of their respective predecessors that relates to or arises out of occurrences prior to the Closing (a "CLAIM"). Seller agrees to use commercially reasonable efforts (which shall not require acceptance of adverse changes in its existing insurance policies or other unreasonably adverse effects on Seller) so that the Company and the Subsidiaries shall have the right, power and authority, subject to any required consent of the carriers under the Seller's Insurance Policies, in the name of Seller or any of its affiliates to make directly any Claims under the Seller's Insurance Policies and to receive directly recoveries thereunder.

          (b) Buyer agrees to reimburse, indemnify and hold Seller and its affiliates harmless for out-of-pocket costs and expenses (including any retroactive premiums and current or prospective premium increases imposed on Seller or any of its affiliates identifiable as to Claims, but not including normal internal administrative expenses) incurred after the Closing Date to carry out any obligations pursuant to this Section 5.9 or as a result of Claims being made. Buyer will pay and bear all amounts relating to any self retention or deductible and any gaps in or limits on coverage applicable to a Claim asserted at any time (but not with respect to any claim made by Seller and the Subsidiaries that is not a Claim); PROVIDED THAT such amount shall be reduced to the extent of any prior claim payments made in respect of a deductible under such Seller Insurance Policy whether made by Seller or the Company or the Subsidiaries. In the event that any legal action, arbitration, negotiation or other proceedings are required for any of the Company or the Subsidiaries to assert coverage against any insurer or to perfect its Claim, (i) Buyer shall, to the extent possible, do so at its own expense or (ii) if Buyer is not permitted to assert coverage or perfect a Claim, Seller shall do so, and, in either event, Buyer shall hold harmless and indemnify Seller and its affiliates for any costs and expenses that they might incur because of such action (other than the incurrence of normal internal administrative expenses).

          (c) Seller shall use commercially reasonable efforts (i) to cooperate fully and to cause its affiliates to cooperate fully with Buyer, the Company and the Subsidiaries in submitting good faith Claims on behalf of the Company and the Subsidiaries under the Seller's Insurance Policies, (ii) to execute any and all agreements and other documents, including maintaining and reporting quarterly the amount of the aggregate limits under such insurance policies and including limited powers of attorney, on behalf of the Company and the Subsidiaries which are reasonably necessary or appropriate in connection with any of the foregoing, including the assignment to the Company and the Subsidiaries of any right to receive payments under all such policies in the event consent to such assignment can be or is obtained from any insurer, and
(iii) to pay promptly over to Buyer any and all amounts received by Seller or its affiliates under such policies with respect to Claims.

          (d) Seller and its affiliates shall retain ownership and custody of the Seller's Insurance Policies and any and all service contracts, claim settlements and all other insurance records relating thereto and Buyer, the Company and the Subsidiaries shall have access to and the right to make copies of all such documents and records upon the reasonable request to Seller or its affiliates. If Seller desires to destroy any such policies or records it shall first notify Buyer which shall have the right to cause the same to be delivered to it upon reimbursing Seller for reasonable out-of-pocket handling and shipping expenses.

          (e) Seller agrees that, with respect to coverage of occurrences prior to the Closing, it shall use commercially reasonable efforts to prevent any of Seller's Insurance Policies or the coverage provided to the Company and the Subsidiaries thereunder from being terminated or voided or reduced in any way (which shall not include agreeing to payments or changes in terms or conditions which are commercially unreasonable). If Seller receives notice of any such termination, voiding or reduction of any such policy or any written notice regarding any material Claim, Seller shall advise Buyer promptly.

          (f) Buyer acknowledges that Seller and its affiliates shall have no responsibility for obtaining any insurance or bearing any loss, liability, claim, damage or expense relating to the assets, business, operations, conduct, products and employees (including former employees) of the Company and the Subsidiaries that relates to or arises out of occurrences on or subsequent to the Closing Date. Except for its obligations to perform the covenants set forth in this Section 5.9, nothing herein shall create any obligation on the part of Seller to provide any insurance coverage for any loss, liability, Lien, damage or expense of Buyer, the Company and the Subsidiaries.

          (g) Nothing contained herein to the contrary shall prohibit Seller from managing its risk management program with respect to post-Closing periods, including the cancellation or reduction of the amount or scope of insurance coverage with respect to post-Closing periods, in a manner consistent with its reasonable business judgment as applied to the continuing operations of Seller and its affiliates (other than the Company and the Subsidiaries). Seller shall endeavor to consult with and cooperate with Buyer to minimize the cost or expense of any such action to Buyer, PROVIDED THAT Seller shall not bear any additional costs as a result of any such cooperation.

          Section 5.10 GRAU CREDIT AGREEMENTS; EMASS GRAU CREDIT AGREEMENT. Prior to Closing, Seller covenants and agrees to

          (a) discharge or cause to be discharged all obligations outstanding under the Grau Credit Agreements and to terminate the Grau Credit Agreements, and

          (b) to cause the Company and Grau to enter into a 48-month term loan agreement in the principal amount of the obligations discharged under the Grau Credit Agreements (the "EMASS/Grau Loan Agreement"), such EMASS/Grau Loan Agreement to be in form mutually acceptable to Buyer and Seller.

          Section 5.11 RELOCATION EXPENSES. Seller shall assume all reasonable expenses related to the relocation of the Company's U.S. headquarters from Garland, Texas to Englewood Colorado, as set forth on Exhibit C. Buyer shall submit invoices to Seller on a monthly basis for such expenses incurred by Buyer subsequent to Closing.

          Section 5.12 TRANSITION SERVICES. Seller shall provide transition services to Buyer in accordance with Transition Services Agreement set forth as Exhibit D.

          Section 5.13  POST-CLOSING CONSIDERATION OF COMPANY.

          (a) Buyer acknowledges and agrees that selection of suppliers for the Seller's business is in Seller's sole discretion. Seller, however, agrees that, in the absence of contractual or legal requirements, Seller will not, without cause, discontinue consideration of Buyer as a supplier to Seller for products relating to the Robotic Tape Business.

          (b) Buyer and Seller agree to cause the Company to deposit the source code for AMASS, FileServ, VolServ, DAS and AMU ("Escrowed Source Code") with an approved Escrow Agent ("Escrow Agent") pursuant to an Escrow Agreement ("Escrow Agreement"), such

Escrow Agreement to be executed and such Escrowed Source Code to be deposited not later than the Closing Date. The Buyer shall cause the Company to deposit with the Escrow Agent in accordance with the Escrow Agreement any and all updates, enhancements and modifications to the Escrowed Source Code. In addition, the Buyer shall be responsible for causing the Company to deposit with the Escrow Agent the following additional documentation in the Company's possession as Seller may request: License String Algorithm; interface control documents for ER 90 recorders, HIPPI interface and IPI interface; firmware, drawings and technical specifications for DataTower, AML/2, AML/E and AML/J (the foregoing, combined with the Escrowed Source Code, may be referred to herein as "Escrowed Material") in accordance with the Escrow Agreement. As soon as commercially reasonable after the Closing Date, and without undue disruption to the Company's operations, Buyer shall cause the Company to deposit all Escrowed Material (other than Escrowed Source Code, which shall be deposited prior to Closing) with the Escrow Agent in accordance with the Escrow Agreement. All such expenses related to copying Escrowed Material as well as maintenance of the Escrow Agreement and compensation of the Escrow Agent shall be for the account of the Seller. The Escrow Agent shall release Escrow Material to Seller immediately upon such notice from Seller. Seller shall have the right to access Escrow Material upon written notice to the Escrow Agent that the Company has failed to perform or is no longer able to perform its maintenance contract obligations to Seller or Seller's customers or end-users under subcontracts or purchase orders between Seller and the Company existing on the Closing Date ("Existing Contracts"). If the Company fails or is no longer able to perform its maintenance contract obligations to Seller or Seller's customers or end users, then Seller will be entitled to a grant from the Company to utilize such intellectual property as is necessary to support Seller's customers or end-users for the sole purpose of providing support for such customers or end users under Existing Contracts and such other support as may be reasonably required. Disputes between Buyer or Company and Seller regarding the Company's failure or inability to perform its maintenance contract obligations shall not delay the Escrow Agent from releasing the Escrow Material. In the event that it is ultimately determined that Seller improperly performed services that would otherwise have been performed by the Company under Existing Contracts and it is ultimately determined that the Company actually performed, or was ready, willing and able to perform, its obligations under such Existing Contracts, then Seller's damages under this Section 5.13 shall be limited to lost profits under the Existing Contracts under which Seller performed services and the Company's reasonable costs of pursuing such claim (including reasonable attorney's fees and expenses).

          Section 5.14.  LICENSE TO COMPANY; PROSECUTION RIGHTS.

          (a) LICENSE FROM SELLER TO COMPANY. Seller hereby grants to Company a non-exclusive, irrevocable, worldwide, non-transferable (except as provided in Section 5.14(b) below) royalty free, fully paid-up license under and to the Licensed Patents to the extent necessary to make, have made, use, develop, have developed, sell, offer for sale, distribute, export and import all mass data storage products.

          (b) TRANSFERABILITY. The license granted in Section 5.14(a) is not transferable except to any successor in interest (whether by sale merger, consolidation or otherwise) to all or substantially all of Company's business to which the subject matter of the license relates, provided that any successor in interest agrees in writing to be bound by all applicable provisions of this Agreement in the same way and to the same extent that Company is bound.

          (c) COMPANY'S DUTY TO ADVISE. The Buyer shall cause Company to use its best efforts to discern any infringements on the Licensed Patents and to report any event thereof promptly to the Seller. The Buyer and Company shall assume no responsibility for discerning any acts of infringement which may occur or of determining that acts which may or may not be infringement are infringement. However, the Buyer shall cause Company to use commercially reasonable efforts to notify the Seller of any instances of seeming infringement by third parties.

          (d)  PARTIES' RIGHT TO SUE.

               (i) In the event that the Seller shall not, within three (3) years of the notice provided at section 5.14(c) regarding perceived third-party infringement of the Licensed Patents, commence and vigorously pursue an action to enjoin such infringement or resolve such dispute through the execution of a License Agreement with such third party, the Company shall be entitled, at its expense and for its sole benefit, to commence the action in its name against such third party or to sub-license it's rights under the Licensed Patents to the third party. Any recoveries which shall be gained in any such action or license agreement commenced by the Company shall be entirely the
          Company's.   Seller shall have the right, at its option, to grant to
          the Company such a right to pursue legal action against the third party or sub-license its patent rights to the third party at any time prior to three (3) years from the notice provided in section 5.14(c).

               (ii) At any time after giving such notice to Seller in Section 5.14(d)(i), the Company may request in writing ("Immediate Pursuit Notice") that Seller immediately pursue alleged infringement of Licensed Patents by any third party with annual sales in the Robotic Tape segment of mass data storage products of less than $100,000,000 ("Small Infringer"). Within ninety (90) days of receiving an Immediate Pursuit Notice (the "Small Infringer Retention Decision Period"), the Seller must decide whether to retain the right to commence an action or sublicense such Small Infringer or to grant such rights to the Company. If, on or before the expiration of the Small Infringer Retention Decision Period Seller decides to retain such rights of suit and licensing, then Seller shall be entitled to receive seventy percent (70%) of the Net Licensing Royalty that the Seller receives from the Small Infringer for any license to the Licensed Patents, remitting thirty percent (30%) of such Net Licensing Royalty to the Company. If, on or before the expiration of the Small Infringer Retention Decision Period, Seller grants such rights to the Company, then the Company shall be entitled to retain seventy percent (70%) of the Net Licensing Royalty and the Seller shall be entitled to receive thirty percent (30%) of the Net Licensing Royalty that the Buyer receives from the Small Infringer for any sub-license to the

          Licensed Patents. If Seller decides to retain such rights with respect to a Small Infringer as aforesaid, and at the earlier (A) of twenty-one (21) months after Seller had informed the Company of such foregoing decision Seller is not vigorously pursuing an action against, or involved in good faith licensing negotiations with, such Small Infringer, or (B) any time at which the Seller decides to cease vigorous prosecution or licensing negotiations with such Small Infringer, then the Company shall be entitled, at its expense and for its sole benefit, to commence an action in its name against such Small Infringer or to sub-license its rights under the Licensed Patents to the Small Infringer, with any recoveries gained in any such action or license agreement commenced by the Company belonging entirely to the Company. The Seller undertakes to inform the Company promptly after ultimately determining to cease pursuit of an action or sub-licensing negotiations.

          (e) SELLER'S RIGHT TO LICENSE THE LICENSED PATENTS TO A THIRD PARTY. Seller shall have the right to grant a royalty bearing license under and to the Licensed Patents to any third party so long as such license requires the third party to pay to the Seller a license fee of at least five percent (5%) of the gross sales price of the licensed products. The Seller must have the written approval of the Buyer before granting any license under and to the Licensed Patents if such license is in exchange for a royalty payment which is less than five percent (5%) of the gross sales price of the licensed products. The Buyer shall be entitled to receive thirty percent (30%) of the Net Licensing Royalty that the Seller receives from any license that the Seller grants to a third party under and to the Licensed Patents pursuant to this Section 5.14(e).

          (f) DEFINITIONS. For the purposes of Sections 5.14 and 5.15, the following terms shall have the following meanings:

     "NET LICENSING ROYALTY" means the total royalty collected for any license or sub-license under and to the Licensed Patents after a reduction of all costs (including all litigation costs) associated with the procurement of such license or sub-license.

     "LICENSED PATENTS" means U.S. patents 5,214,768, U.S. patent 5,412,791, U.S. patent 5,504,873, and all foreign counterparts thereof.

          (g) REVERSION. On the third anniversary of the Closing Date, all rights with respect to licensing and infringement actions as set forth in
Section 5.14(a) through 5.14(f) shall cease and all such rights with respect to the Licensed Patents shall be vested in the Company; unless, prior to such third anniversary Seller shall have taken and have ongoing on such date any substantive action with respect to pursuit of an infringement action or licensing third parties with respect to the Licensed Patents, in which case Sections 5.14(a) through 5.14(f) shall survive indefinitely. For purposes of this Agreement, "substantive action" shall include collecting royalties or collection of payments under the settlement of an infringement agreement, filing an action, or research or preparation therefor, including retention of counsel for preparation of an infringement opinion with regard to a third-party's product or conduct, or ongoing negotiations with an alleged infringer of such Licensed Patents or their authorized representative.

          Section 5.15. RETENTION OF CERTAIN PATENT RIGHTS. With respect to the patents listed on Schedule 3.6 ("Transferred Patents"), Buyer and Seller agree that, prior to Closing, the Seller will cause the Company to grant to Seller a non-exclusive, irrevocable, worldwide, non-transferable (except as provided in the next sentence) royalty free, fully paid-up license under and to the Transferred Patents to the extent necessary to make, have made, use, develop, have developed, sell, offer for sale, distribute, export and import products that Seller makes, or to continue businesses in which Seller is engaged, as of the Closing Date (other than the business of the Company). Such license granted in the previous sentence may be transferred to a buyer or assignee of Seller's business or any product line.

                                    Article VI.

                                 EMPLOYEE BENEFITS

          Section 6.1. EMPLOYEE BENEFIT PLANS.

          Seller represents and warrants to Buyer as follows:

          (a)  Schedule 6.1(a) lists all material Employee Benefit Plans.

          (b) All of the Employee Benefit Plans are, in all material respects, in compliance with and have been administered in compliance with all applicable requirements of law, including the Code and ERISA, and all contributions required to be made to each such plan under the terms of such plan, ERISA or the Code for all periods of time prior to the date hereof and the Closing Date have been or will be, as the case may be, made or accrued.

          (c) Neither the Company nor any of the Subsidiaries is required to contribute to, or during the 5-year period ending on the Closing Date will have been required to contribute to, any "multi-employer plan" as such term is defined in Section 4001(a)(3) of ERISA.

          (d) Except as otherwise set forth in Schedule 3.13 or Schedule 6.1(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due from the Company or any of the Subsidiaries under any Employee Benefit Plan, (ii) materially increase any benefits otherwise payable to any Company Employee under any Employee Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

          Section 6.2.  COVENANTS.

          (a) CONTINUATION OF EMPLOYMENT AND BENEFITS. Buyer agrees to continue the employment of all Robotic Tape Employees on substantially the same terms as those enjoyed by such Robotic Tape Employees immediately prior to the Closing Date (all Robotic Tape Employees who continue as employees of the Company, Buyer or any of their respective affiliates, "CONTINUING EMPLOYEES"). Buyer agrees, for a period of six (6) months after the Closing: (i) to provide all Continuing Employees with incentive compensation programs, severance pay and welfare benefits, in each case no less favorable than the incentive compensation programs, severance pay and welfare benefits provided to them immediately before the Closing; (ii) to provide Continuing Employees with other employee benefits that are no less favorable in the aggregate than those provided to them immediately before the Closing Date; (iii) to waive any limitations regarding pre-existing conditions under any welfare or other employee benefit plan maintained by Buyer, the Company and/or any of their respective affiliates for the benefit of Continuing Employees or in which Continuing Employees participate after the Closing Date; and (iv) for all purposes under all compensation and benefit plans and policies applicable to employees of Buyer, the Company and their respective affiliates, including those referred to in this Section 6.2, to treat all service before the Closing Date by Continuing Employees with the Buyer and any of its affiliates, including the Company and its Subsidiaries, as service with Buyer and its affiliates, except to the extent such treatment would result in duplication of benefits.

          (b) EMPLOYMENT OF CERTAIN EMPLOYEES. In furtherance of the covenant set forth in the first sentence of Section 6.2(a), Buyer shall offer, or shall cause one of its affiliates to offer, to each Robotic Tape Employee who is, as of the Closing Date, employed in the Robotic Tape Businesses conducted by Seller, continued employment on substantially the same terms and conditions as applied to such Robotic Tape Employee as of the Closing Date. Buyer shall reimburse Seller for all costs of severance pay and benefits if any, to which an employee of the Company is entitled, which are incurred with respect to any such Robotic Tape Employee who fails for any reason to become an employee of Buyer or one of its affiliates as of the Closing Date (whether through a failure of Buyer to make an offer complying with the foregoing, a refusal of such Robotic Tape Employee to accept such offer, or otherwise). Effective as of the Closing Date, the Robotic Tape Employees listed on Schedule 6.2(b) shall be transferred from the payroll of Seller to the payroll of Buyer or one of its affiliates, and Buyer or one of its affiliates shall assume and be responsible for all liabilities and obligations of Seller under the memoranda of understanding governing the terms and conditions of employment of such Robotic Tape Employees.

          Section 6.3. WARN ACT Buyer agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from the failure to comply with the Worker Adjustment and Retraining Notification Act ("WARN Act"), and the regulations thereunder, in connection with the consummation of the transactions described in or contemplated by this Agreement or resulting from the actions of Buyer following the Closing Date that cause WARN to apply.

          Section 6.4 DEFINITIONS. For purposes of this Article VI, the following terms shall have the meanings ascribed to them below:

          (a) "COMPANY EMPLOYEE" means any individual who is, as of the Closing Date, employed by Seller, the Company or any of the Subsidiaries in the Robotic Tape Business, including any individual who is actively at work or on approved leave of absence (including sick leave, family and medical leave, short-term disability leave, vacation or holiday, or jury duty), but excluding any individual who is on long-term disability leave.

          (b) "EMPLOYEE BENEFIT PLANS" means the compensation or benefit plans, contracts and arrangements of the Seller and its affiliates (including the Company and the Subsidiaries), other than routine administrative procedures or government-required programs, in effect as of the date hereof, including all pension, profit-sharing, savings and thrift, bonus, incentive or deferred compensation, severance pay and medical and life insurance plans, in which any Robotic Tape Employees participate.

                                     Article VII.

                                     TAX MATTERS

          Section 7.1. TAX RETURNS OF THE COMPANY, THE SUBSIDIARIES . Seller represents and warrants that (i) all Income Tax Returns required to be filed for taxable periods ending on or prior to the Closing Date by, or with respect to any activities of, the Company or the Subsidiaries have been or will be filed in accordance with all applicable laws, and all Taxes shown to be due on such Returns have been or will be paid, and (ii) all other material Returns required to be filed before the Closing Date by, or with respect to any activities of the Company or the Subsidiaries have been or will be filed in accordance with all applicable laws and all Taxes shown as due on such Returns have been or will be paid.

          Section 7.2. TAX INDEMNIFICATION BY SELLER. Seller shall be liable for, and shall hold Buyer, the Company, the Subsidiaries, and any successor corporations thereto or affiliates thereof harmless from and against, the following Taxes with respect to the Company and the Subsidiaries:

          (a) any and all Income Taxes for any taxable period ending (or deemed, pursuant to Section 7.4 hereof, to end) on or before the Closing Date due or payable by the Company, and the Subsidiaries, other than Income Taxes resulting from any election made by Buyer or the state or local equivalent thereof; and

          (b) to the extent not reserved for on the Adjusted Closing Date Balance Sheet, any Other Taxes payable with respect to Returns filed or required to be filed (taking into account extensions), or otherwise properly accruable, prior to the Closing Date.

          (c) Seller shall also be liable for, and shall pay, indemnify, defend and hold Buyer, the Company, the Subsidiaries, and any successor corporations thereto or affiliates thereof harmless from and against, all Taxes with respect to the operations of Seller, other than those operations conducted by the Company and the Subsidiaries including any liability of the Company or the Subsidiaries under Treasury Regulations section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations, and from and against any liability for Taxes with respect to any gain realized by the Seller upon the sale of the Company.

          Section 7.3 TAX INDEMNIFICATION BY BUYER. Buyer shall be liable for, and shall pay, indemnify, defend and hold Seller harmless from and against, the following Taxes with respect to the Company, the Subsidiaries: (i) any and all Income Taxes for any taxable period beginning on or after the Closing Date, due or payable by the Company, the Subsidiaries (ii) any and all Other Taxes (other than Taxes described in Section
7.2 for which Seller is liable) for all taxable periods (whether beginning before, on or after the Closing Date), (iii) any and all Taxes not incurred in the ordinary course of business attributable to the acts or omissions of Buyer, Buyer's affiliates, the Company, the Subsidiaries or the Affiliates after the Closing on the Closing Date, (iv) (v) any Taxes due and payable by the Company or any of the Subsidiaries, or Affiliates. or Buyer resulting from any election made by Buyer or imposed on Buyer by the IRS under Section 338 of the Code other than Section 338(h)(10) or the state or local equivalent thereof.

          Section 7.4  ALLOCATION OF CERTAIN TAXES.

          (a) Buyer and Seller agree that if the Company or any of the Subsidiaries is permitted but not required under applicable state or local Income Tax laws to treat the day before the Closing Date or the Closing Date as the last day of a taxable period, Buyer and Seller shall treat such day as the last day of a taxable period.

          (b) Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to the Company or the Subsidiaries shall be apportioned for purposes of Section 7.2 and Section 7.3 between Seller and Buyer based on the actual operations of the Company and the Subsidiaries, as the case may be, during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and for purposes of the provisions of Sections 7.2, 7.3, 7.4 and 7.6, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period); PROVIDED, HOWEVER, that to the extent estimated Income Taxes have been paid prior to the Closing Date with respect to a taxable period beginning before the Closing Date and ending after the Closing Date, Seller's liability with respect thereto shall be reduced by that amount; PROVIDED FURTHER, that if such payment of estimated Income Taxes exceeds Seller's liability as calculated pursuant to this Section 7.4, Buyer shall promptly pay Seller the amount of such excess. Upon timely notice from Buyer, Seller shall pay to Buyer at least ten (10) days prior to the date any payment for Income Taxes as described in this Section 7.4 is due, Seller's share of such Income Taxes as described in this Section 7.4.

          (c) All real property taxes, personal property taxes and similar AD VALOREM obligations levied with respect to the Company for a taxable period which includes (but does not end on) the Closing Date (collectively, the "APPORTIONED OBLIGATIONS") shall be apportioned between Seller and Buyer based on the number of days of such taxable period which fall on or before the Closing Date (this and any other tax period which includes one or more days falling on or before the Closing Date, a PRE-CLOSING TAX PERIOD") and the number of days of such taxable period after the Closing Date (a "POST-CLOSING TAX PERIOD). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property taxes relating to the Company, each of Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 30 days after delivery of such statement. In the event that either Seller or Buyer shall make any payment for which it is entitled to reimbursement under this Section, the other party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount or reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

          (d)  With respect to any state or local Income Taxes:

          (i) the "HYPOTHETICAL PRE-CLOSING PERIOD INCOME TAX" means the Income Tax that would have been due for the taxable period ending on the Closing Date if the Closing Date were the last day of the taxable period;

          (ii) fifteen days after the Adjusted Closing Date Balance Sheet is agreed to by Buyer and Seller, Buyer shall present Seller with a schedule detailing the computation of the Hypothetical Pre-Closing Period Income Tax;

          (iii) ten days after Buyer presents Seller with the schedule described in clause (ii) above, (x) Seller shall pay the Company the amount by which the Hypothetical Pre-Closing Period Income Tax exceeds the sum of any estimated tax payments made prior to the Closing Date with respect to such Income Tax for the current taxable year plus any amount reserved on the Adjusted Closing Date Balance Sheet with respect to such Income Tax for the current taxable year, or (y) the Company shall pay Seller the amount by which the sum of any estimated tax payments made prior to the Closing Date with respect to such Income Tax for the current taxable year plus any amount reserved on the Adjusted Closing Date Balance Sheet with respect to such Income Tax for the current taxable year exceeds the Hypothetical Pre-Closing Period Income Tax; and

          (iv) in the event Seller disputes Buyer's computation of the Hypothetical Pre-Closing Period Income Tax or any of the payments described in clause (iii) above, Seller shall nevertheless pay any amounts requested pending adjustment after the resolution of such dispute, which shall be resolved by the neutral auditors or, if none, a "big six" accounting firm mutually agreed upon by Buyer and Seller having no material relationship with either Buyer or Seller. The costs, expenses and fees of such accounting firm shall be borne equally by Buyer and Seller.

          Section 7.5  FILING RESPONSIBILITY.

          (a) Seller shall prepare and file or shall cause the Company and the Subsidiaries to prepare and file all Returns with respect to Taxes for which Seller has liability pursuant to Section 7.2.

          (b) Buyer shall prepare and file, or shall cause the Company and the Subsidiaries to prepare and file, (i) subject to Seller's review and approval,
(x) all Returns for taxable periods beginning before the Closing Date and ending after the Closing Date, and (y) Foreign Returns for taxable periods beginning before the Closing Date which are subject to group relief or a similar

Tax system and (ii) all other Returns for which Seller does not have filing responsibility pursuant to Section 7.5(a).

          (c) Buyer, the Company and the Subsidiaries agree that, except to the extent contrary to law or applicable regulation, they will take no position in the Returns referred to in clause (b)(i) above inconsistent with that taken in a Return for which Seller has filing responsibility pursuant to this Article VII.

          Section 7.6  REFUNDS AND CARRYBACKS.

          (a) Seller shall be entitled to any refunds or credits of Income Taxes attributable to or arising in taxable periods ending on or before the Closing Date and for which it has liability under this Article VII.

          (b) Buyer, the Company or the Subsidiaries as the case may be, shall be entitled to any refunds or credits of Income Taxes attributable to or arising in taxable periods beginning on or after the Closing Date.

          (c) Seller shall be entitled to any refunds or credits of Other Taxes for which Seller is liable pursuant to Section 7.2(b). Buyer, the Company or the Subsidiaries as the case may be, shall be entitled to any refunds or credits of Other Taxes not referred to in the preceding sentence attributable to or arising in any taxable period (whether beginning before or after the Closing
Date).

          (d) Each party agrees that if as the result of any audit adjustment made by any taxing authority against it with respect to a taxable period ending on or prior to the Closing Date, such party or any of its affiliates, receives a Tax Benefit, then the party receiving such Tax Benefit shall pay to the other party the amount of such Tax Benefit within 15 days of filing the Return in which such Tax Benefit is realized or utilized..

          (e) Buyer shall cause the Company, the Subsidiaries and the Affiliates promptly to forward to Seller or to reimburse Seller for any refunds or credits due Seller (pursuant to the terms of this Article VII) after receipt thereof, and Seller shall promptly forward to Buyer (pursuant to the terms of this Article VII) or reimburse Buyer for any refunds or credits due Buyer after receipt thereof.

          (f) Buyer, the Company and the Subsidiaries agree that, with respect to any Income Tax, neither the Company nor the Subsidiaries shall carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date ("SUBSEQUENT LOSS") into any taxable period ending on or before the Closing Date. If a Subsequent Loss with respect to any Income Tax is carried back into any taxable period ending on or before the Closing Date, Seller shall be entitled to any refund or credit of Taxes realized as a result thereof.

          (g) If any Subsidiary carries back any Subsequent Loss with respect to any foreign Tax into any taxable period ending on or before the Closing Date, Buyer shall hold Seller harmless from and against any increase in United States federal Income Taxes, after using any available excess foreign tax credits of Seller, resulting from such carryback.

          Section 7.7  COOPERATION AND EXCHANGE OF INFORMATION

          (a) Each party shall provide the other with such cooperation and shall deliver to such other party such information and data concerning the pre-Closing operations of the Company and the Subsidiaries and make available such knowledgeable employees of the Company and the Subsidiaries as such party may reasonably request, including providing the information and data required by the requesting party's customary tax and accounting questionnaires, in order to enable the requesting party to complete and file all Returns which it may be required to file with respect to the operations and business of the Company and the Subsidiaries during its respective period of ownership or to respond to audits by any Taxing Authorities with respect to such operations and to otherwise enable requesting party to satisfy its internal accounting, tax and other legitimate requirements. Such cooperation and information shall include provision of powers of attorney for the purpose of signing Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Company and the Subsidiaries and providing copies of all relevant Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which Buyer, the Company or the Subsidiaries may possess. Each of Buyer, Seller, the Company or the Subsidiaries shall make its respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

          (b) For a period of five (5) years after the Closing Date, each party shall, and Buyer shall cause the Company and the Subsidiaries to, retain all Returns, books and records (including computer files) of, or with respect to the activities of, the Company and the Subsidiaries for all taxable periods ending on or prior to the Closing Date. Thereafter, each party shall not dispose of any such Returns, books or records unless it first offers such Returns, books and records to the other party and such other party fails to accept such offer within sixty (60) days of its being made.

          (c) Buyer and Seller shall cooperate in the preparation of all Returns relating in whole or in part to taxable periods ending on or before the Closing Date that are required to be filed after such date, PROVIDED THAT Seller shall have the sole authority to determine the manner in which such returns are prepared to the extent such determination affects the amount of Taxes for which Seller is liable.

          (d) Whenever any Taxing Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Seller is liable, Buyer shall promptly inform Seller, and Seller shall have the right at its cost to request that Buyer contest such claim and Buyer shall permit Seller to control any resulting meetings, conferences or proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller is liable.

          (e) If either party, as the case may be, fails to provide any information requested by the other party in the time specified herein, or if no time is specified pursuant to this Section 7.7, within a reasonable period, or otherwise fails to do any act required of it under this Section 7.7, then such failing party shall be obligated, notwithstanding any other provision of this Agreement, to indemnify the other party and such failing party shall so indemnify the other party and hold it and harmless from and against any and all costs, claims or damages, including all Taxes or deficiencies thereof, payable as a result of such failure.

          Section 7.8 PURCHASE PRICE. Buyer and Seller agree that the consideration provided for pursuant to this Agreement is being paid solely to acquire the Shares, and neither party will (or will permit any affiliate to) report or treat any part of such consideration as allocable to anything other than payment for the Shares.

          Section 7.9. NET OPERATING LOSS ELECTION. Neither Seller nor the parent of the consolidated tax return group that includes Seller shall elect to retain any net operating losses or credit carryforwards attributable to the Company or the Subsidiaries.

          Section 7.10 TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements between the Seller and the Company, the Subsidiaries or the Affiliates shall be terminated as of the Closing and have no further effect for any period.

          Section 7.11. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

          (a) "DETERMINATION" means a "determination" as defined by Section 1313(a) of the Code.

          (b) "DOMESTIC RETURNS" means returns, reports and forms required to be filed with any taxing authority of the United States of America, any state thereof or the District of Columbia and any local governmental subdivision thereof (a "U.S. TAXING AUTHORITY").

          (c)  "FOREIGN RETURNS" means all Returns that are not Domestic
Returns.

          (d) "INCOME TAXES" means federal, state or local income or franchise taxes or other taxes measured by income and all other taxes reported on Domestic Returns which include federal, state or local income or franchise taxes or other taxes measured by income, together with any interest or penalties imposed with respect thereto.

          (e) "INCOME TAX RETURNS" means federal, state or local Income Tax Returns required to be filed with any U.S. Taxing Authority that include any of the Company, the Subsidiaries or the Affiliates.

          (f)  "IRS" means the Internal Revenue Service.

          (g)  "OTHER TAXES" means all Taxes which are not Income Taxes.

          (h) "RETURNS" means returns, reports and forms required to be filed with any U.S. Taxing Authority or foreign taxing authority.

          (i) "TAX BENEFIT" means the tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases tax basis including any interest with respect thereto or interest that would have been payable but for such item.

          (j) "TAXES" means all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise or property taxes, together with any interest or penalties imposed with respect thereto.

          (k) "TAX LAWS" means the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

          (l) "TAXING AUTHORITY" means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection or other imposition of Tax.

                                    Article VIII.

                      CONDITIONS OF BUYER'S OBLIGATION TO CLOSE

          Buyer's obligation to consummate the Acquisition shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

          Section 8.1.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.

          (a) The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time), except, in the case of any representations or warranties other than those that contain a qualification as to "material adverse effect," for such inaccuracies which have not had or would not reasonably be expected to have a material adverse effect on the Business Condition of the Robotic Tape Business.

          (b) Seller shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing (other than Seller's covenants pursuant to Section 2.2 (a) with respect to delivery of certificates for the Shares and of documents of transfer of the Shares at the Closing, which shall be performed in all respects).

          (c) Buyer shall receive at or prior to the Closing a certificate as to the matters set forth in paragraphs (a) and (b), dated the Closing Date, and validly executed by an officer of Seller on behalf of Seller.

          Section 8.2. FILINGS; CONSENTS; WAITING PERIODS. All waiting periods applicable under the HSR Act shall have expired or been terminated, and all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be obtained or made as of the Closing Date shall have been filed, made or obtained, except for such registrations, filings, notices, consents, approvals, orders, qualifications and waivers which would not reasonably be expected to (x) have a material adverse effect on the Business Condition of the Robotic Tape Business, (y) materially impair the ability of Seller to perform its material obligations under this Agreement, or
(z) prevent or materially delay the consummation of the transactions contemplated hereby.

          Section 8.3. GRAU CREDIT AGREEMENTS The Company shall have, or shall have caused (a), all of Grau's obligations under the Grau Credit Agreements to be discharged and such Grau Credit Agreements to have been terminated, and (b) the EMASS/Grau Credit Agreement to have been duly authorized, executed and delivered.

          Section 8.4. CONVERSION OF IWA'S. The Company shall convert all existing Internal Work Agreements to standard Seller purchase orders.

          Section 8.5. NO INJUNCTION. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of all or any portion of the Acquisition, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents consummation of the Acquisition.

                                     Article IX.

                      CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

          Seller's obligation to consummate the Acquisition is subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

          Section 9.1.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.

          (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time), except, in the case of any representations or warranties other than those that contain a qualification as to "material adverse effect," for such inaccuracies which have not had or would not reasonably be expected to have a material adverse effect on the Business Condition of Buyer or Buyer and its subsidiaries, taken as a whole.

          (b) Buyer shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing (other than Buyer's covenants pursuant to Section 2.2 (b) with respect to payment at Closing of the Adjusted Purchase Price by wire transfer in immediately available funds to the account specified by Seller, which shall be performed in all respects).

          (c) Seller shall receive at or prior to the Closing a certificate as to the matters set forth in paragraphs (a) and (b), dated the Closing Date, and validly executed by an executive officer of Buyer on behalf of Buyer.

          Section 9.2. FILINGS; CONSENTS; WAITING PERIODS. All waiting periods applicable under the HSR Act shall have expired or been terminated, and all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be obtained or made as of the Closing Date shall have been filed, made or obtained, except for such registrations, filings, notices, consents, approvals, orders, qualifications and waivers which would not reasonably be expected to (x) have a material adverse effect on the Business Condition of Buyer or any of its affiliates, (y) materially impair the ability of Buyer to perform its material obligations under this Agreement, or
(z) prevent or materially delay the consummation of the transactions contemplated hereby.

          Section 9.3. NO INJUNCTION. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of all or any portion of the Acquisition, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents consummation of the Acquisition.

                                      Article X.

                              SURVIVAL; INDEMNIFICATION

          Section 10.1. SURVIVAL PERIODS. All representations and warranties contained or made in, or in connection with, this Agreement or in any Schedule, or any certificate, document or other instrument delivered in connection herewith, shall survive for a period of one (1) year following the consummation of the Closing except that the representations and warranties in Section 3.16 [environmental] shall survive for three (3) years, the representations and warranties in Section 3.17 [Year 2000] and Article VI [Employee Benefits] shall survive for two (2) years and the representations and warranties in Article VII [Tax Matters] shall survive until the lapse of the applicable statute of limitations.

          Section 10.2. INDEMNIFICATION BY SELLER. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer, its affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "BUYER INDEMNIFIED PARTIES") from and against any and all Covered Liabilities resulting from any breach of any representation or warranty, covenant or agreement of Seller contained herein; PROVIDED, HOWEVER, that, except with respect to the representations made in Sections
3.1 or 3.2, or with respect to any fraud or intentional misstatement or omission without regard to materiality, Seller shall not be required to indemnify the Buyer Indemnified Parties with respect to any claim for indemnification pursuant to this Section 10.2, other than claims made under
Section 3.1 or 3.2, or with respect to any fraud or intentional misstatement or omission without regard to materiality unless and until the aggregate amount of all claims against Seller under this Section 10.2 exceeds two (2) percent of the Adjusted Purchase Price and then only to the extent such aggregate amount exceeds such amount, and PROVIDED, FURTHER, that in no event shall Seller be required to pay or otherwise be liable for an amount in excess of fifteen (15) percent of the Adjusted Purchase Price with respect to claims made under this Section. The indemnification obligations of Seller under this Section 10.2 shall only apply with respect to claims arising out of matters occurring prior to closing.

          Section 10.3. INDEMNIFICATION BY BUYER. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "SELLER INDEMNIFIED PARTIES") from and against any and all Covered Liabilities incurred by or asserted against any of the Seller Indemnified Parties arising out of or in connection with any of the businesses, assets, operations or activities of the Company or any of the Subsidiaries (including any predecessor of the Company or any Subsidiary, and any former business, asset, operation, activity or subsidiary of any of the foregoing) heretofore, currently or hereafter owned or conducted, as the case may be, including any Covered Liability based on negligence, gross negligence, strict liability or any other theory of liability, whether in law (whether common or statutory) or equity; PROVIDED, HOWEVER, that there shall be excluded from the foregoing indemnity obligation those Covered Liabilities specified in Sections 7.3 and 7.4, that Seller has agreed to assume pursuant hereto; and PROVIDED, FURTHER, Buyer shall not be required to indemnify the Seller Indemnified Parties with respect to any claim made for indemnification pursuant to this Section 10.3 unless and until the aggregate amount of all claims against Buyer under this
Section 10.3 exceeds two (2) percent of the Adjusted Purchase Price. The Company and each Subsidiary shall be jointly and severally liable for Buyer's indemnification obligations pursuant to this Agreement, including pursuant to this Section 10.3 and Section 10.4, and Buyer shall, if so requested by Seller, cause the Company and each Subsidiary to sign such instruments evidencing the foregoing obligations as Seller may reasonably request.

          Section 10.4.  INDEMNIFICATION PROCEDURES.

          (a) If any indemnified party receives notice of the assertion of any Third-Party Claim with respect to which an indemnifying party is obligated under this Agreement to provide indemnification, such indemnified party shall give such indemnifying party written notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; PROVIDED, HOWEVER, that any claim by a Buyer Indemnified Party pursuant to Section 10.2 must be received by Seller on or before expiraton of the period defined in Section 10.1 relating to such claim. The failure of a Buyer Indemnified Party to give notice within the applicable period above shall relieve the Seller of all indemnification obligations. Any such notice shall describe such Third-Party Claim in reasonable detail.

          (b) An indemnifying party, at such indemnifying party's own expense and through counsel chosen by such indemnifying party (which counsel shall be reasonably accept-able to the indemnified party), may elect to defend any Third-Party Claim. If an indemnifying party elects to defend a Third-Party Claim, then, within ten
(10) business days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party claim so requires), such indemnifying party shall notify the indemnified party of its intent to do so, and such indemnified party shall cooperate in the defense of such Third-Party Claim. Such indemnifying party shall pay such indemnified party's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such indemnifying party shall keep the indemnified party reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an indemnifying party to an indemnified party of its election to assume the defense of a Third-Party Claim, such indemnifying party shall not be liable to such indemnified party under this Section 10.4 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than those expenses referred to in the preceding sentence; PROVIDED, HOWEVER, that such indemnified party shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("SEPARATE COUNSEL"), to represent such indemnified party in any action or group of related actions (which firm or firms shall be reasonably acceptable to the indemnifying party) if, in such indemnified party's reasonable judgment at any time, either a conflict of interest between such indemnified party and such indemnifying party exists in respect of such claim, or there may be defenses available to such indemnified party which are different from or in addition to those available to such indemnifying party and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such indemnifying party (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple indemnified parties)) and (ii) each of such indemnifying party and such indemnified party shall have the right to conduct its own defense in respect of such claim. If an indemnifying party elects not to defend against a Third-Party Claim, or fails to notify an indemnified party of its election as provided in this Section 10.4 within the period of ten (10) business days described above, the indemnified party may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); PROVIDED, HOWEVER, that no such indemnified party may compromise or settle any such Third-Party claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the indemnifying party shall not, without the prior written consent of the indemnified party, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would reasonably be expected to have a material adverse effect on the indemnified party.

          Section 10.5. CERTAIN LIMITATIONS. (a) The amount of any indemnifiable losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the indemnified party from third parties (including amounts actually recovered under insurance policies) with respect to such indemnifiable losses or other liability. Any indemnifying party hereunder shall be subrogated to the rights of the indemnified party upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any indemnified party recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the indemnified party shall promptly remit to the indemnifying party the excess of (A) the sum of the amount theretofore paid by such indemnifying party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (B) the full amount of such indemnifiable loss or other liability.

          (b) The amount of any loss or other liability for which indemnification is provided under this Agreement shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from incurring or paying such loss or other liability. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified loss. Any indemnification payment hereunder shall initially be made without regard to this Section 10.5(b) and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the indemnified party has actually realized such cost or benefit. For purposes of this Agreement, an indemnified party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the indemnified party's liability for Taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary.

          (c) The amount of any or other liability for which indemnification is provided under this Agreement shall be treated by Buyer and Seller as an adjustment to the Purchase Price, and Seller and Buyer agree, and Buyer agrees to cause the Company and the Subsidiaries and the Affiliates, not to take any position inconsistent therewith for any purpose.

          Section 10.6. EXCLUSIVITY OF INDEMNIFICATION. This Article X shall not relate to indemnification for Tax Matters (for which Section 7.3 is applicable).

                                     Article XI.

                                     TERMINATION

          Section 11.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing by:

          (a)  The mutual written consent of Seller and Buyer; or

          (b) Either Seller or Buyer if the Closing has not occurred by the close of business on September 30, 1998, and if the failure to consummate the Acquisition on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to Closing.

          (c) Seller, provided it is not then in breach of any of its obligations hereunder, if Buyer fails to perform any covenant in this Agreement when performance thereof is due or Buyer shall have breached in any material respect any of the representations or warranties contained in this Agreement and does not cure the failure or breach within thirty (30) business days after Seller delivers written notice thereof; or

          (d) Buyer, provided it is not then in breach of any of its obligations hereunder, if Seller fails to perform any covenant in this Agreement when performance thereof is due or Seller shall have breached in any material respect any of the representations and warranties contained in this Agreement and does not cure the failure or breach within thirty (30) business days after Buyer delivers written notice thereof.

          Section 11.2. PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement by either or both of Seller and Buyer pursuant to
Section 11.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.1(b) and 12.4 shall survive the termination of this Agreement; PROVIDED, HOWEVER, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement. If this Agreement is terminated as provided herein all filings, applications and other submissions made pursuant to Sections 3.9 and 4.3 shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.

                                     Article XII.

                                    MISCELLANEOUS

          Section 12.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          Section 12.2. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof. Buyer and Seller consent to and hereby submit to the exclusive jurisdiction of any state or federal court located in the State of Delaware in connection with any action, suit or proceeding arising out of or relating to this Agreement, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

          Section ENTIRE AGREEMENT. This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Except for Sections 10.2, 10.3, 10.4 and 10.5, which are intended to benefit, and to be enforceable by, any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, this Agreement is not intended to confer upon any Person not a party hereto (and their successors and assigns permitted by Section 12.6) any rights or remedies hereunder.

          Section 12.4. EXPENSES. Except as set forth in this Agreement, whether the Acquisition is or is not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; PROVIDED THAT Buyer shall pay all German notarial fees and any German real estate transfer taxes payable in connection with the transfer to Buyer of any interest in real property in Germany.

          Section 12.5. NOTICES. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Seller shall be addressed to:

               Raytheon E-Systems, Inc.
               501 S. Jupiter Rd.
               Garland, TX  75042
               Attention:  General Counsel
               Telecopy No: 972-205-7290

               with a copy to:
               Raytheon Company
               141 Spring Street
               Lexington, Massachusetts  02173
               Attention:  General Counsel
               Telecopy No:  (617) 860-2924
or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:


               Advanced Digital Information Corporation
               11431 Willows Road N.E.
               P.O. Box 97057
               Redmond, WA  98073-9757
               Attn:  Peter Van Oppen
               Telecopy No. (425) 881-2296

               with a copy to:

               Perkins Coie, LLP
               1201 Third Avenue, 40th Floor
               Seattle, WA 98101-3099
               Attention:  Stephen M. Graham
               Telecopy No:  (206) 583-8500

or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.

          Section 12.6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto.

          Section 12.7. HEADINGS; DEFINITIONS. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

          Section 12.8. AMENDMENT. This Agreement may not be amended, modified, superseded, cancelled, renewed or extended except by a written instrument signed by the party to be charged therewith.

          Section 12.9. WAIVER; EFFECT OF WAIVER. No provision of this Agreement may be waived except by a written instrument signed by the party waiving compliance. No waiver by any party hereto of any of the requirements hereof or of any of such party's rights hereunder shall release the other parties from full performance of their remaining obligations stated herein. No failure to exercise or delay in exercising on the part of any party hereto any right, power or privilege of such party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party.

          Section 12.10.  INTERPRETATION; ABSENCE OF PRESUMPTION.

          (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and VICE VERSA and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit, Schedule and Annex references are to the Articles, Sections, paragraphs, Exhibits, Schedules and Annexes to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days.

          (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          (c) For the purposes of this Agreement, (a) a "subsidiary" of a corporation means any corporation more than 50% of whose outstanding voting securities are directly or indirectly owned by such other corporation, and (ii) "to Seller's knowledge" means the actual knowledge of Mel Biggs and Thomas Wofford.

          Section 12.11. SPECIFIC PERFORMANCE. The parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

          Section 12.12. EXCLUSION OF CERTAIN DAMAGES. Except as expressly permitted by Section 5.14 with respect to lost profits, in no event shall either party hereunder be liable for consequential, incidental, punitive or special damages in connection with this Agreement or the transactions contemplated herein.

          Section 12.13.  REMEDIES CUMULATIVE.  Except as otherwise provided in
Article 12, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.



                              RAYTHEON E-SYSTEMS, INC.






                              By:   /s/ Brian D. Cullen
                                 ----------------------------------------------
                                 Name:  Brian D. Cullen
                                 Title:  Chairman of the Board and President





                              ADVANCED DIGITAL INFORMATION CORPORATION

                              By:   /s/ Peter H. van Oppen
                                 ----------------------------------------------
                                 Name:  Peter H. van Oppen
                                 Title: Chairman of the Board

                                                                       Exhibit A

                                     Subsidiaries

     Indented Subsidiaries are Subsidiaries of the Subsidiary under which they are indented. Percentages shown indicate the exact percentage of voting securities owned by Seller or its subsidiary, as the case may be.

                                                   Country of
                     Name                        Incorporation      % Owned
----------------------------------------------  ---------------  -------------
Advanced Archival Products, Inc.                 United States        100%

EMASS Technical Assistance Center GmbH              Germany           100%

EMASS Grau Storage Systems Beteiligungs GmbH        Germany           80%

     EMASS Grau Storage Systems SARL                 France           100%

     EMASS Grau Storage Systems Ltd                 England           100%

[Grau Storage Systems Beteiligungs GmbH is a        Germany
General Partner of EMASS Grau Storage Systems
GmbH & Co KG.]


         EXHIBITS AND SCHEDULES OMITTED FROM STOCK PURCHASE AGREEMENT


EXHIBIT
-------
   B       Estimated Balance Sheet

   C       Relocation Expenses

   D       Transition Services Agreement



SCHEDULE
--------
 3.1(b)    Contracts That Will Result in Imposition of Certain Liens.

 3.3       Financial Statements

 3.4       Undisclosed Liabilities

 3.6       Intellectual Property

 3.7       Absence of Certain Changes

 3.8       Material Litigation

 3.9(b)    Filings and Restrictions

 3.13      Contracts

 3.16      Environmental Matters

 3.18      Security Clearance Matters

 3.20      Form of Confidentiality and Invention Agreements

 5.4       Deviations in Conduct of Business Between Signing and Closing

 5.7       Guaranties, Letters of Comfort, Letters of Credit, and Surety Bonds

 6.1(a)    Employee Benefit Plans

 6.1(d)    Changes in Benefits Caused by Acquisition

 6.2(b)    Transfer of Certain Employees

 7.1       Tax Matters

                                     -48-